EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
AEOLUS PHARMACEUTICALS, INC.

AEOLUS PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is AEOLUS PHARMACEUTICALS, INC. (the “Corporation”). The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is April 10, 1995.

SECOND: This Certificate of Amendment amends certain provisions of the Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation.

THIRD: the first paragraph of Article Fourth of the Restated Certificate will be amended to read in its entirety as follows:

“FOURTH: Authorization. The total number of shares of stock that the Corporation shall be authorized to issue is Two Hundred Ten Million (210,000,000) shares of stock, with Two Hundred Million (200,000,000) shares designated Common Stock, each having $0.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, each having $0.01 par value, of which One Million Two Hundred Fifty Thousand (1,250,000) shares are designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and One Million Six Hundred Thousand (1,600,000) shares are designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”).  The Series A Preferred Stock shall have the terms and provisions set forth in Appendix B attached hereto.  The Series B Preferred Stock shall have the terms and provisions set forth in Appendix A attached hereto.”

IN WITNESS WHEREOF, AEOLUS PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of February 7, 2011.

/s/ John McManus

John McManus
Chief Executive Officer